Exhibit 10.1
THE HOME DEPOT, INC.
OMNIBUS STOCK INCENTIVE PLAN
AS AMENDED AND RESTATED MAY 19, 2022

1.Purpose. The purpose of The Home Depot, Inc. Omnibus Stock Incentive Plan (the “Plan”) is to attract and retain employees and non-employee directors for The Home Depot, Inc. and its subsidiaries and to provide such persons with incentives and rewards for superior performance. The original effective date of the Plan, which was originally named the 2005 Omnibus Stock Incentive Plan, was May 26, 2005. The Plan was amended and restated effective February 28, 2013, without increasing the number of reserved shares pursuant to Section 3. Effective May 19, 2022, the Company amended and restated the Plan: (a) decreasing the number of reserved shares pursuant to Section 3, (b) extending the expiration date of the Plan until the tenth anniversary of the approval of the Plan by stockholders of the Company, (c) changing the name of the Plan from “The Amended and Restated 2005 Omnibus Stock Incentive Plan” to “The Omnibus Stock Incentive Plan” and (d) making certain other changes as reflected herein.
2.Definitions. As used in this Plan, the following terms shall be defined as set forth below:
2.1“Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Deferred Share, Performance Share, Performance Unit or Other Stock-Based Award granted under the Plan.
2.2“Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.
2.3“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.
2.4“Board” means the Board of Directors of the Company.
2.5“Cause” means a finding by the Company that a Participant has (i) committed any felony or committed a misdemeanor involving theft or moral turpitude, (ii) committed any act or omission that constitutes neglect or misconduct with respect to their employment duties which results in economic harm to the Company, (iii) violated the Company’s code of conduct (including, but not limited to, policies prohibiting sexual harassment, discrimination, workplace violence, or threatened violence), (iv) violated any of the Company’s substance abuse, compliance or any other policies applicable to the Participant, which may be in effect at the time of the occurrence, or (v) breached any material provision of any offer letter, award agreement, employment, non-competition, intellectual property or other agreement, in effect at the time of the breach between the Participant and the Company or a Subsidiary.

2.6“Change in Control” means and includes the occurrence of any one of the following events:
(i)any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“1934 Act”)), is or becomes the “beneficial owner” (as defined in the 1934 Act), directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below);
(ii)during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease, for any reason, to constitute at least a majority of the Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such individual was named as a nominee for election as a director, without objection to such nomination) shall be an Incumbent Director;
(iii)the consummation of (A) any reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (other than an internal reorganization), or (B) the sale or other disposition in one or a series of related transactions of 50% or more of the assets or earning power of the Company (in either such case a “Transaction”), unless immediately following such Transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power for the election of directors of the entity resulting from, or owning the assets so purchased in, such Transaction (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding Common Stock, and (y) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Transaction (any Transaction that satisfies all of the criteria specified in (x) and (y) above shall be deemed to be a “Non-Qualifying Transaction”); or,
(iv)the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
2.7“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8“Committee” means the committee of the Board described in Section 4.
2.9“Common Stock” means the common stock of the Company, $.05 par value per share.

2.10“Company” means The Home Depot, Inc., a Delaware corporation, or any successor corporation.
2.11“Deferral Period” means the period of time during which Deferred Shares are subject to the deferral limitations under Section 8.
2.12“Deferred Shares” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified Deferral Period.
2.13“Effective Date” means the effective date of the Plan, May 19, 2022, upon its approval by the Company’s stockholders.
2.14“Employee” means any person, including an officer, employed by the Company or a Subsidiary or on a bona fide leave including a sick leave or military leave where such right of reemployment is guaranteed by contract or statute.
2.15“Fair Market Value” means the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.
2.16 “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.
2.17“Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.
2.18“Non-employee Director” means a member of the Board who is not an Employee.
2.19“Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.
2.20“Option” means any option to purchase Shares granted under Section 5.
2.21“Optionee” means the person so designated in an agreement evidencing an outstanding Option.
2.22“Option Price” means the purchase price payable upon the exercise of an Option.
2.23“Other Stock-Based Award” means a right granted to a Participant pursuant to Section 10 that is valued by reference to, or relates to, Shares or other Awards relating to Shares.
2.24“Participant” means an Employee or Non-employee Director who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.
2.25“Performance Objectives” means the performance objectives, metrics, goals, or targets established by the Committee pursuant to this Plan for Participants who have received Awards whose payment will be determined based upon the achievement of such performance objectives, metrics, goals, or targets. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or

Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.
2.26“Performance Period” means a period of time established under Section 9 within which the Performance Objectives relating to a Performance Share, Performance Unit, Deferred Shares or Restricted Shares are to be achieved.
2.27“Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9.
2.28“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9.
2.29“Restricted Shares” mean Shares granted under Section 7 subject to certain restrictions and a substantial risk of forfeiture.
2.30“Restricted Stock Units” means a right granted under Section 7 to receive Shares (or the equivalent value in cash if the Committee so provides) in the future, which right is subject to certain restrictions and a substantial risk of forfeiture.
2.31“Shares” means shares of the Common Stock of the Company, $.05 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 12.
2.32“Spread” means, with respect to a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right.
2.33“Stock Appreciation Right” or “SAR” means a right granted under Section 6 for a Participant to receive from the Company the amount of the Spread, in Shares (or cash if the Committee so provides) at the time of the exercise of such right.
2.34“Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50% of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

3.Shares Available Under the Plan.
3.1Reserved Shares. Subject to adjustment as provided in Section 12, the maximum number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, (iii) issued or transferred in payment of Deferred Shares, Restricted Stock Units, Performance Units, Performance Shares, or Other Stock-Based Awards, or (iv) issued or transferred in payment of dividend equivalents paid with respect to Awards, in each case in respect of Awards made after the Effective Date shall not in the aggregate exceed 80,000,000 Shares, plus a number of Shares (not to exceed 10,000,000 underlying awards outstanding as of the Effective Date that thereafter terminate or expire unexercised or are cancelled, forfeited or lapse for any reason. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company.
3.2Reduction Ratio. For purposes of Section 3.1, each Share issued or transferred pursuant to an Award other than an Option or Stock Appreciation Right shall reduce the number of Shares available for issuance under the Plan by 2.11 Shares.
3.3ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 20,000,000 Shares, subject to adjustment as provided in Section 12.
3.4Maximum Annual Grant to a Non-Employee Director. No Non-Employee Director may receive Awards in excess of $500,000 determined with respect to the Fair Market Value on the Grant Date, in any one calendar year, subject to adjustment as provided in Section 12.
3.5Share Counting Rules. Shares related to Awards, including Awards subject to the Reduction Ratio under Section 3.2 and dividend equivalents that pursuant to an Award are converted to additional Share units, shall reduce the reserved Shares under the Plan. Notwithstanding the previous sentence:
(i)To the extent that an Award is cancelled, terminates, expires, or is forfeited for any reason, including by reason of failure to meet time-based and/or performance-based vesting requirements, any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(ii)Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(iii)The following Shares may not again be made available for issuance as Awards under the Plan: (a) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, (b) Shares that are tendered or withheld in payment of all or part of the Option Price of an Option, Base Price of a Stock Appreciation Right, or other exercise price of an Award, or in satisfaction of tax withholding obligations, or (c) shares of Stock repurchased on the open market with the proceeds of the exercise price of an Option.

(iv)Subject to applicable New York Stock Exchange or other exchange requirements, the Committee may grant Awards pursuant to the Plan in connection with the assumption, conversion, replacement or adjustment of outstanding equity-based awards in the event of a corporate acquisition or merger, to individuals who were not employees of the Company or its Subsidiaries immediately before such acquisition or merger. Shares covered by Awards granted pursuant to this paragraph shall not reduce the reserved Shares under the Plan.
4.Plan Administration.
4.1Board Committee Administration. This Plan shall be administered by a Committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.
4.2Committee Delegation. The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not directors or executive officers of the Company, provided that the Committee shall have fixed the total number of Shares subject to such grants. Any such delegation shall be subject to the limitations of Section 157(c) of the Delaware General Corporation Law.
5.Options. The Committee may from time to time authorize grants to Participants of Options upon such terms and conditions as the Committee may determine in accordance with the following provisions:
5.1Number of Shares. Each grant shall specify the number of Shares to which it pertains.
5.2Option Price. Each grant shall specify an Option Price per Share, which shall not be less than the Fair Market Value per Share on the Grant Date.
5.3Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have an aggregate value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5.4, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.
5.4Cashless Exercise/Net Exercise. To the extent permitted by applicable law, any grant may provide for payment of the Option Price from (i) the proceeds of sale through a bank or broker of some or all of the Shares to which the exercise relates, or (ii) withholding of Shares from the Option based on the Fair Market Value of the Shares, in either case on the date of exercise. The Committee may provide in the Award Agreement (or thereafter in the case of a Nonqualified Stock Option) that an Option that is otherwise exercisable and has an Option Price that is less than the Fair Market Value of the Shares on the last day of its term will be automatically exercised on such last day by means of a “net exercise” entitling the Optionee to

Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for the minimum required tax withholding.
5.5Performance-Based Options. Any grant of an Option or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.
5.6Vesting. Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Non-Employee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may specify the conditions for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event.
5.7Option Designation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Non-Employee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, the terms of any Incentive Stock Option must comply with the requirements of Code Section 422. If all of the requirements of Code Section 422 are not met, the Option shall automatically become a Nonqualified Stock Option.
5.8Exercise Period. No Option granted under this Plan may be exercised more than ten years after the Grant Date.
5.9No Dividend Equivalents. No Option shall provide for dividends or dividend equivalents.
5.10Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
6.Stock Appreciation Rights. The Committee may from time to time authorize grants to Participants of Stock Appreciation Rights upon such terms and conditions as the Committee may determine in accordance with the following provisions:
6.1Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof.

6.2Base Price. Each grant shall specify a Base Price per Share, which shall not be less than the Fair Market Value per Share on the Grant Date.
6.3Maximum SAR Payment. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.
6.4Vesting. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. Each grant may specify the conditions for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event.
6.5Performance-Based SARs. Any grant of a Stock Appreciation Right or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.
6.6Exercise Period. No Stock Appreciation Right granted under this Plan may be exercised more than ten years after the Grant Date.
6.7No Dividend Equivalents. No Stock Appreciation Right shall provide for dividends or dividend equivalents.
6.8Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
7.Restricted Shares/Restricted Stock Units. The Committee may authorize grants to Participants of Restricted Shares and/or Restricted Stock Units upon such terms and conditions as the Committee may determine in accordance with the following provisions.
7.1Nature of Award. Each grant of Restricted Shares shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the “substantial risk of forfeiture” within the meaning of Code Section 83, and restrictions on transfer hereinafter referred to. Each grant of Restricted Stock Units shall constitute an unsecured promise to deliver Shares (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to a substantial risk of forfeiture.
7.2Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that may be less than the Fair Market Value on the Grant Date.
7.3Dividends, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue. Except as otherwise determined by the Committee, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares are delivered in settlement of such Awards. Any grant of Restricted Stock Units may provide for payment of dividend equivalents. The Committee may on or after the Grant Date authorize the payment of dividend equivalents in cash or additional Shares on a current, deferred or contingent basis. In no event shall dividends or dividend equivalents with respect to Restricted Shares or Restricted Stock Units that are subject to performance-based vesting be paid or distributed until the performance-based vesting provisions of such Awards lapse. Any grant may require that any or all dividends, dividend equivalents or other distributions paid on the Restricted Shares or Restricted Stock Units during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.
7.4Restrictions on Transfer. Each grant of Restricted Shares shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Any grant of Restricted Shares or Restricted Stock Units may specify the conditions for the early vesting of such Award in the event of a Change in Control of the Company or other similar transaction or event.
7.5Performance-Based Restricted Shares and Restricted Share Units. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.
7.6Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
8.Deferred Shares. The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:
8.1Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.
8.2Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that may be less than the Fair Market Value on the Grant Date.
8.3Deferral Period. Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may specify the conditions for the earlier termination of such period in the event of a Change in Control of the Company or other similar transaction or event.
8.4Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have the right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis.

8.5Performance Objectives. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.
8.6Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
9.Performance Shares and Performance Units. The Committee may authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:
9.1Number of Performance Shares or Units. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.
9.2Performance Period. The Performance Period with respect to each Performance Share or Performance Unit shall commence on the Grant Date, and any grant may specify the conditions for early termination in the event of a Change in Control of the Company or other similar transaction or event.
9.3Performance Objectives. Each grant shall specify the Performance Objectives relating to the Performance Shares or Performance Units. The Committee may provide at the time the Performance Objectives are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a Performance Period.
9.4Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.
9.5Payment of Performance Shares and Units. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.
9.6Maximum Payment. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

9.7Dividend Equivalents. Any grant of Performance Shares or Performance Units may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis. No dividends or dividend equivalents shall be earned, paid or provided to a Participant with respect to an Award that is conditioned upon the attainment of one or more Performance Objectives until the Committee, or its designee, certifies that the specified Performance Objectives have been achieved.
9.8Adjustment of Performance Objectives. The Committee, with respect to any Award, may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement. In addition, the Committee has the right, in connection with any Award for which the grant, vesting or payment is conditioned upon the attainment of one or more Performance Objectives, to exercise negative discretion to determine that all or a portion of the Award actually earned, vested and/or payable shall be less than the portion that would be earned, vested or payable based solely upon application of the relevant Performance Objectives.
9.9Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
10.Other Stock-Based Awards. The Committee may, consistent with the Plan and any limitations pursuant to applicable law, grant to Participants Other Stock-Based Awards on such terms and conditions as determined by the Committee.
11.Transferability.
11.1Transfer Restrictions on Awards. Except as provided in Section 11.2, no Award granted under this Plan shall be transferable by a Participant other than by will, by beneficiary designation, or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his or her guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.
11.2Limited Transfer Rights. The Committee may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee, but no such transfer shall be (i) a transfer for value, or (ii) a transfer to a third-party financial institution. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 11.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 11.2.

11.3Transfer Restrictions on Shares. Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares, Performance Units or Other Stock-Based Awards, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7, shall be subject to further restrictions upon transfer.
11.4Beneficiaries. The Committee may permit a Participant to designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan, any applicable Award Agreement, and to any additional conditions deemed appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate.
12.Adjustments. In the event of any stock dividend, stock split, spinoff, rights offering, extraordinary cash dividend, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company constituting an “equity restructuring” within the meaning of U.S. generally accepted accounting principles, the Committee shall make or provide for such adjustments in the (a) number of Shares that may be issued under the Plan and number of Shares covered by outstanding Awards granted hereunder, (b) prices per share applicable to outstanding Options and Stock Appreciation Rights granted hereunder, and (c) kind of Shares (including shares of another issuer) that may be issued under the Plan and that are covered by outstanding Awards granted hereunder, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants. In the event of any merger, consolidation or any other corporate transaction or event having a similar effect, the Committee in its sole discretion may take any action described in the preceding sentence, and, moreover, it may (i) provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced, (ii) provide that Awards will be settled in cash rather than Shares, (iii) provide, in the event that Awards are not substituted or settled in cash, that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iv) provide that Performance Objectives and Performance Periods for Awards for which the grant, vesting or payment is conditioned upon the attainment of one or more Performance Objectives will be modified, or (v) any combination of the foregoing. The Committee shall also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 12. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

13.Effect of a Change in Control on Awards Issued After the Effective Date.
13.1Awards Assumed or Substituted by Surviving Entity. With respect to Awards that are both (a) issued after the Effective Date and (b) assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within 12 months after the effective date of the Change in Control, a Participant’s employment is terminated without Cause, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s outstanding performance-based Awards shall be determined and deemed to have been achieved as follows: (i) the number of performance-based Awards that would have been earned based on actual achievement of the performance goals, measured as if the date of the Change in Control was the last day of the performance period, and prorated based on the ratio of the number of days during the performance period before the Change in Control to the total number of days in the performance period absent the Change in Control; plus (ii) the number of performance-based Awards that would have been earned assuming achievement at the “target” level and prorated based on the ratio of the number of days during the performance period after the Change in Control to the total number of days in the performance period absent the Change in Control, and, in each such case, there shall be a payout to such Participant within ninety (90) days following the date of termination of employment (unless a later date is required by Section 22.2 hereof). Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.
13.2Awards not Assumed or Substituted by Surviving Entity. With respect to Awards that are both (a) issued after the Effective Date and (b) not assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the payout level under outstanding performance-based Awards shall be determined and deemed to have been achieved as follows: (i) the number of performance-based Awards that would have been earned based on actual achievement of the performance goals, measured as if the date of the Change in Control was the last day of the performance period, and prorated based on the ratio of the number of days during the performance period before the Change in Control to the total number of days in the performance period absent the Change in Control; plus (ii) the number of performance-based Awards that would have been earned assuming achievement at the “target” level and prorated based on the ratio of the number of days during the performance period after the Change in Control to the total number of days in the performance period absent the Change in Control, and, in each such case, there shall be a payout to Participants within ninety (90) days following the Change in Control (unless a later date is required by Section 22.2 hereof). Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.
14.Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions by rounding up or down or for the settlement thereof in cash.
15.Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such payment or benefit. Any excise taxes due in the event of vesting or payment following a Change in Control shall be the responsibility of the affected Participant and in no event shall the Company provide a gross-up of such excise taxes.
16.Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares or Restricted Stock Units as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, any Shares that are subject to any transfer restriction pursuant to Section 11.3, or any Other Stock-Based Award that is not vested, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. Notwithstanding any provisions of this Section 16, the Committee’s exercise of its discretion under this Section shall not cause any Award that constitutes Non-Exempt Deferred Compensation, as defined in Section 22.4, to be subject to accelerated taxation and/or tax penalties under Code Section 409A.
17.Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
18.Grants to Non-Employee Directors. Awards to Non-Employee Directors shall be made pursuant to a policy or program approved by the Committee from time to time, and other than Awards made pursuant to such policy or program, there shall be no discretionary grants made to Non-Employee Directors.

19.Amendments and Other Matters.
19.1Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 12, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of any securities exchange or other applicable laws, policies or regulations.
19.2Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and to the extent that such deferral shall not subject any Award to accelerated taxation and/or tax penalties under Code Section 409A. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Deferred Shares. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.
19.3Conditional Awards. The Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.
19.4Repricing Prohibited. Except as otherwise provided in Section 12, without the prior approval of the stockholders of the Company: (i) the Option Price or Base Price of an Option or Stock Appreciation Right may not be reduced, directly or indirectly, (ii) an Option or Stock Appreciation Right may not be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Option or Stock Appreciation Right, or otherwise, and (iii) the Company may not repurchase an Option or Stock Appreciation Right for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or Stock Appreciation Right is lower than the Option Price or Base Price per share of the Option or Stock Appreciation Right.
19.5No Employment Right. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time. In consideration of any Award granted under this Plan, any Participant who is an executive officer, as defined by Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, agrees that all Awards are subject to applicable clawback policies that shall be adopted by the Committee and described in the Company’s Corporate Governance Guidelines, from time to time.
19.6Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.
19.7Share Trading Restrictions. All Shares issuable under the Plan are subject to any stop-transfer order and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign securities laws, rules and regulations and the rules of any securities exchange on which the Shares are listed, quoted or traded.
20.Termination. This Plan shall terminate on May 19, 2032 or the tenth anniversary of the date upon which it is approved by the stockholders of the Company, and no Award shall be granted after that date.
21.Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
22.Code Section 409A.
22.1General. To the extent applicable, it is intended that the Plan comply with or be exempt from the requirements of Code Section 409A and any related regulations or other guidance promulgated thereunder. Accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance with Code Section 409A, and if any provision of the Plan or any term or condition of any Award would otherwise conflict with this intent, the provision, term or condition will be interpreted or deemed amended so as to avoid this conflict. Any reservation of rights or any discretion reserved to the Committee or the Company regarding the timing of a payment of any Award subject to Code Section 409A will only be as broad as is permitted by Code Section 409A.
22.2Separation from Service and Separate Payments. Notwithstanding anything herein or in any Award Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided to a Participant during the six-month period immediately following the Participant’s separation from service (within the meaning of Code Section 409A) shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or death, if earlier). In addition, if the Participant is entitled to a series of installment payments, each amount to be paid to a Participant pursuant to the Plan or any Award Agreement shall be construed as a separately identified payment for purposes of Code Section 409A.

22.3Other. Employees and non-employee directors of any Subsidiary of the Company may be granted Options or Stock Appreciation Rights only if the Subsidiary qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the regulations under Code Section 409A. Notwithstanding the foregoing provisions of this Section 22, the tax treatment of the payments or benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Subsidiaries nor any of their respective directors, officers, employees or advisors (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
22.4Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Code Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan or any Award Agreement by reason of the occurrence of a change in control, or the Participant’s disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, unless the circumstances giving rise to such change in control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Code Section 409A and the applicable regulations.
22.5Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment, failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Code Section 409A, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.
22.6Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A.
23.Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with (i) the Delaware General Corporation Law, and (ii) to the extent applicable, other laws (including those governing contracts) of the State of Georgia.

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